Exhibit 10.1

Form of Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

by and among

ENGAGE INTERNATIONAL TECHNOLOGY CO., LTD.

and

James S. Byrd, Jr.

Douglas S. Hackett

AND

Engage Mobility, Inc.

Dated as of April 9, 2015

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 9, 2015, is made and entered into by and among ENGAGE INTERNATIONAL TECHNOLOGY CO., LTD., a company incorporated under the laws of Hong Kong Special Administrative Region of China (the “Buyer”); james s. Byrd, jr. (“Byrd”) and douglas s. Hackett (“Hackett”) (hereinafter sometimes individually referred to as a “Seller” and collectively as the “Sellers”); and ENGAGE MOBILITY, INC., a Florida corporation (“ENGA” or the “Company”).

WHEREAS, Byrd and Hackett are the record and beneficial owners of 1,600,000 shares and 15,162,505 shares, respectively, of the Company’s Common Stock, which collectively represent approximately 76.99% of the Company outstanding Common Stock; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Sellers are willing to sell to the Buyer;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions. The following terms shall have the following meanings for the purposes of this Agreement.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.

“Bankruptcy Event” means the occurrence of any of the following: (i) the Company or the Buyer shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver-manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or the Buyer shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or the Buyer any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Company or the Buyer any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Company or the Buyer shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or the Buyer shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due.

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“Business” means selling mobile technology, marketing and data products and services.

“Business Day” shall mean each day of the week, other than Saturday, Sunday or other national holiday on which banks in New York State are not open for business.

“Buyer” shall mean Engage International Technology Co., Ltd., a Hong Kong company.

“Closing” has the meaning set forth in Section 2.2 below.

“Closing Date” has the meaning set forth in Section 2.2 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, without par value, of the Company.

“Company” or “ENGA” means Engage Mobility, Inc., a Florida corporation.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

“Dollars” or “$” means United States dollars.

“Fully-Diluted Equity” shall mean, with respect to any Person on any given date, the number or percentage of the outstanding common stock or other equity securities of such Person on such date, after giving effect to (i) the exercise of all outstanding options, warrant or other securities or purchase rights entitling the holder to acquire shares of common stock or other equity securities of such Person, and the (ii) conversion into common stock or other equity securities of such Person of all outstanding notes, debentures, preferred stock or other securities convertible into such common stock or equity securities.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

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“Liability” means any liability or obligation, including all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, obligations, Taxes, Liens, losses, expenses, and fees (including court costs and reasonable and documented attorneys’ fees and expenses), but excluding incidental, consequential (including business interruption or lost profits), special, indirect and punitive damages and other similar items. Liabilities shall not be calculated using a “multiplier” of any similar method having a similar effect.

“Lien” means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, covenant, easement, encroachment or encumbrance.

“Material Adverse Effect” means any event or condition which would have a material adverse effect upon the assets, Liabilities, financial condition or Business of the Company, other than any circumstances, developments or matters (i) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (ii) any change in the industry in which the Business operates or in which products of the Business are used or distributed, provided that such change does not have a disproportionate impact on the Company, or (iii) conditions in jurisdictions in which the Business operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” shall mean the collective reference to each of the Company, the Buyer and the Sellers.

“Person” means and includes any individual, corporation, limited liability company, partnership, limited partnership, joint stock company, trust, unincorporated organization, joint venture, governmental agency or other entity of whatever nature.

“Seller” or “Sellers” means the individual or collective reference to Byrd and Hackett and their respective heirs, executors, successors and assigns.

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“Subject Shares” means that 14,962,505 shares of Common Stock owned by Hackett and 1,500,000 of Common Stock owned by Byrd.

“Subsidiary” means any corporation or other Person more than fifty percent of the capital stock or other equity of which is owned by the Company.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments in the nature of taxes, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by the United States or any foreign country or by any Governmental Authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means the collective reference to this Agreement, and any and all other certificates, instruments and related documents delivered by the Parties on the Closing Date.

ARTICLE II

PURCHASE AND SALE OF SUBJECT SHARES

2.1          Purchase Price. In consideration for the Subject Shares, the Buyer shall pay to the Sellers, the total sum of Fifty Thousand Dollars ($50,000), which includes a total of Four Thousand Three Hundred and Sixty Seven Dollars and Forty Seven Cents ($4,555.81) to Byrd and a total of Forty Five Thousand Six Hundred and Thirty Two Dollars and Fifty Three Cents ($45,444.19) to Hackett (the “Purchase Price”). The Purchase Price shall be payable on the Closing Date to each of the Sellers. Such Purchase Price shall be payable by wire transfers to separate bank accounts designated by each of the Sellers.

2.2          The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at Radisson Martinique on Broadway, 49 W 32nd St, New York, NY 10001, commencing at 10:30 a.m. local time on April 9, 2015 or such other date as the Parties may mutually determine (the “Closing Date”); provided, that without the prior written consent of the Sellers in no event shall the Closing Date occur later than April 15, 2015 (the “Outside Closing Date”).

2.3          Closing Deliveries by Sellers and the Company. On the Closing Date, the Sellers and the Company shall deliver to the Buyer duly executed stock powers and the Subject Shares;

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and the Sellers hereby, severally and not jointly, represent and warrant to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Schedules hereto. An item disclosed in any Schedule shall be deemed disclosed for purposes of all Schedules.

3.1          Organization, Qualification and Corporate Power. ENGA is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Business in which it is engaged and to own and use the properties owned and used by it.

3.2          Authorization of Transaction. Each of ENGA and the Sellers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and under the other Transaction Documents. This Agreement and the other Transaction Documents to which it or they are a party constitutes the valid and legally binding obligation of each of ENGA and the Sellers, enforceable in accordance with its terms and conditions except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

3.3          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any material law or other material restriction of any governmental authority to which ENGA or a Seller is subject or any provision of the organizational documents of ENGA, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material Contract or other material arrangement to which ENGA is a party or by which it is bound or to which any of its assets are subject, or (c) result in the imposition of any Lien upon any of its assets.

3.4          Subject Shares. The Sellers hold of record and own beneficially all of the Subject Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. Neither ENGA nor a Seller is a party to any option, warrant, purchase right, or other Contract or commitment that could require the sale, transfer, or other disposition of any Subject Shares (other than this Agreement). Neither ENGA nor a Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Subject Shares.

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3.5          Capitalization

(a)             The entire authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 21,982,667 shares of Common Stock are issued and outstanding. No shares are held in treasury. All of the Subject Shares are duly authorized, validly issued, fully paid, and nonassessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Common Stock. There are no outstanding or authorized share appreciation, phantom share, profit participation, or similar rights with respect to the Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Common Stock.

(b)            The assignments and other instruments of transfer delivered by the Sellers to Buyer at the Closing will be sufficient to transfer the Sellers’ entire interest, legal and beneficial, in the Subject Shares and, upon payment in full of the Purchase Price, the Buyer shall acquire all right, title and interest in and to the Subject Shares.

3.6          Debt, Obligation or Liability. The Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company and the Sellers) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Company’s Balance Sheet filed with the Securities and Exchange Commission or set forth under Schedule 3.6 herein. Any and all debts, obligations or liabilities with respect to directors and officers of the Company and of the Company will be cancelled and resolved within three (3) business days of the Closing with the proceeds the Company received from the Buyer under a separate Subscription Agreement dated April 9, 2015 (the “Subscription Agreement”) (in the form and substance as set forth in Exhibit A attached hereto). The Company and the Sellers, severally and not jointly, represent and warrant to the Buyer: 1) Schedule 3.6 contains a list of all debts, obligations or liabilities of the Company as of the Closing Date; 2) any debts, obligations or liabilities of the Company incurred before the Closing Date but not listed under Schedule 3.6 shall be the responsibilities of the Sellers; and 3) the proceeds received under the Subscription Agreement are adequate to pay off debts, obligations or liabilities listed under Schedule 3.6 and the Sellers shall be responsible for any remaining debts, obligations or liabilities exceeding the proceeds. The Company has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business.

3.7          Subsidiaries. The Company has no Subsidiaries, either wholly or partially owned, and the Company holds no any direct or indirect economic, voting or management interest in any Person or owns any securities issued by any Person.

3.8          Legal Compliance. Except where non-compliance would not have a Material Adverse Affect, ENGA has complied with all applicable laws and, to the knowledge of the Sellers and the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or is contemplated by any legal or regulatory agency of the United States or any state government.

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3.9          Tax Matters. Except where non-compliance with any of the following would not have a Material Adverse Effect:

(a)          ENGA has duly and timely filed all Tax Returns that it have been required to file for all periods through and including the Closing Date. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by ENGA have been timely paid. To the knowledge of the Sellers, there are no material Liens on any of the assets of ENGA that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)          During the preceding three years, none of such Tax Returns has been audited or investigated by the Internal Revenue Service for any taxable year for which the applicable statute of limitations has not expired. To the knowledge of the Sellers, no issues have been raised in any examination by the Internal Revenue Service Authority with respect to the Business of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the Liability for Taxes for any other period not so examined.

(c)          The Company and the Sellers have delivered or made available to the Buyer correct and complete copies of all material federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by ENGA for taxable periods for which the applicable statute of limitations has not expired.

(d)          ENGA has withheld and paid all material Taxes required to have been withheld and paid, including without limitation, sales and use taxes, and all Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

3.10        Intellectual Property. Except where non-compliance with any of the following would not have a Material Adverse Effect:

(a)          ENGA owns or has the right to use pursuant to Contract or permission all Intellectual Property necessary for the operation of the Business as presently conducted.

(b)          ENGA has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any material Intellectual Property rights of third Parties, and ENGA has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of ENGA.

(c)          With respect to each item of Intellectual Property owned or used by the Company:

(i)           ENGA possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(ii)          the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

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(iii)         no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

3.11        Litigation. Except as disclosed in Schedule 3.11, neither ENGA nor the Sellers is subject to any outstanding litigation, injunction, judgment, order, decree, ruling, or charge or is a party or, to the Knowledge of the Sellers or the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any governmental agency or before any arbitrator.

3.12        Indemnity. The Sellers and the Company shall severally and jointly, indemnify, defend and hold harmless the Buyer and its directors, officers, employees, Affiliates and assigns (each, a “Indemnified Party”) from and against any losses, liabilities, damages, costs, or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) (collectively, “Losses”) sustained or incurred by such Indemnified Party relating to, caused by or resulting from: (a) any breach of any representation or warranty of the Sellers contained in this Agreement or in any certificate or schedule delivered by the Sellers pursuant to this Agreement; (b) any breach of, or failure to satisfy, any covenant or obligation of the Sellers in this Agreement or in any other certificate or document delivered by the Sellers pursuant to this Agreement.

3.13        Resignations by the Sellers. Byrd is currently the Chairman of the Board of Directors of the Company, and Hackett is the President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director of the Company. Byrd and Hackett agree that they shall tender their resignation from all positions on the Company’s Board and/or as executive officers of the Company, effective immediately on the Closing Date. On the Closing Date, the Buyer shall appoint new members on the Board of the Company and new executive officers of the Company.

3.14        Rental Expenses. The Company is currently under a lease for its office space and subject to a monthly rent payment of $2,800. The Sellers agree to use their best efforts to seek sub-tenant for the office space within 90 days of the Closing Date in order to reduce the monthly rent expenses by approximately half. The Sellers warrant and guarantee to the Buyer that should they be unable to find a sub-tenant they shall be personally responsible for half of the rent expenses the Company is subject to pay each month after 90 days of the Closing Date until the expiration of the lease in approximately two years.

3.15        Website Maintenance. Hackett agrees, through his company, to help the Company maintain its corporate website by hosting the website on a shared hosting server without any charge. Designees of the Buyer shall have full access to the website and make modifications without restriction from Hackett. At the Buyer’s request, Hackett shall render control and maintenance of the website and hosting to Buyer promptly within three (3) business days.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to ENGA and the Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

4.1          Organization of the Buyer. The Buyer is a company duly organized, validly existing, and in good standing under the laws of Hong Kong Special Administration Region of People’s Republic of China. The Buyer has supplied the Sellers with copies of its organizational documents.

4.2          Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and under the other Transaction Documents. This Agreement and the other Transaction Documents to which it or they are a party constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies. The Buyer needs not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order to consummate the transactions contemplated by this Agreement.

4.3          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby or under the other Transaction Documents will (a) violate any law or other material restriction of any governmental authority to which the Buyer is subject or any provision of Buyer’s organizational documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material Contract or other material arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets).

4.4          Legal Compliance. The Buyer has complied in all material respects with all applicable laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or to the knowledge of the Buyer, commenced against it alleging any failure so to comply.

4.5          Restrictions on Transfer.

(a)         The Subject Shares to be acquired by the Buyer pursuant to this Agreement are being or will be acquired its and their own account and with no intention of distributing or reselling such Common Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state.

(b)         Until such time as the entire Purchase Price for the Subject Shares has been paid in full in cash to the Sellers and their respective heirs, executors and estate(s), the Buyer shall not sell, assign, transfer, hypothecate, encumber or subject to any Lien (collectively, “Transfer”) any of the Subject Shares.

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(c)          The Buyer agrees to the imprinting, of the following legends on certificates representing all of the Subject Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

4.6          Uplisting. Following the Closing, the Buyer agrees to use its best efforts to cause the Company’s securities to be listed on the Nasdaq Stock Market (“Nasdaq”) or New York Stock Exchange (“NYSE”) within 24 months (the “Uplisting”). As an inducement to the Sellers to enter into this Agreement, pursuant to a separate Share Escrow Agreement (in the form and substance as set forth in Exhibit B attached hereto), the parties agree that 400,000 shares of the Subject Shares potentially being sold by Mr. Hackett (“the Escrowed Shares”) shall be retained in escrow and not transferred to the Buyer during said 24 month period. In the event the Uplisting is achieved within said 24 months, the Escrowed Shares shall be deemed, for all purposes, to have been retained by Mr. Hackett and not sold to the Buyer hereunder, thereby reducing the amount of Subject Shares purchased from Mr. Hackett hereunder by 400,000, without causing retroactive change to the Purchase Price. Upon the achieving of the Uplisting, the Escrowed Shares shall immediately be returned to Mr. Hackett for all purposes. If no Uplisting is achieved within such 24 month period, the Retained Shares shall immediately be transferred to, or at the direction of, Buyer, without additional cost.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1           License Agreement of the Parties. The parties under this Agreement agree that the Sellers shall be granted a five-year royalty free license to  access, use, exploit and commercialize the Company’s existing mobile technology for business purposes within the territory of the United States in accordance with the license agreement, in the form and substance as set forth in Exhibit C, attached hereto (the “License Agreement”). The license shall be non-exclusive and non-transferrable, and may only be sub-licensed in the ordinary course of business. The license shall expire on the fifth anniversary of this Agreement.

5.2          Non-Solicitation Agreements of the Parties.

(a)             Employees of the Business. During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), and in connection with the Business of the Company, each of the Sellers, including any of their respective Affiliates (each a “Restricted Party”) shall not, directly or indirectly, solicit or encourage any employee or consultant performing services in connection with the business currently conducted by the Company to leave the employment of Company.

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(b)            Confidential Information. During the Restricted Period, each Restricted Party shall keep secret and retain in strictest confidence, all confidential matters relating to the Business or the Company, including, but not limited to, “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment Contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs related to the Business (collectively “Confidential Information”), and shall not disclose them to anyone outside of Buyer and its Affiliates; provided, however, this covenant shall not apply to any information which becomes generally available to the public through no wrongful act of such Restricted Party or others. Each Restricted Party may disclose Confidential Information if required to do so in any legally required government or securities filings, legal proceedings, subpoena, civil investigative demand or other similar process; provided, that such Restricted Party (i) provides the other Parties with prompt notice of such required disclosure so that the other Parties may attempt to obtain a protective order, (ii) cooperates with the other Parties in obtaining such protective order, and (iii) only discloses that Confidential Information which it is absolutely required to disclose as advised by counsel. The provisions of this section shall not apply to the bona fide commercial use of the technology owned by Company under the License Agreement referenced in Section 5.1 above.

ARTICLE VI

MISCELLANEOUS

6.1          Expenses. Each party shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

6.2          No Third-Party Beneficiaries. Except as expressly provided in Section 6.4, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective heirs, executors, successors and permitted assigns.

6.3           Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

6.4           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, executors, successors and permitted assigns. Except as set forth herein, no Party may assign either this Agreement, any of the other Transaction Documents, or any of his or its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties or their respective heirs, executors, successors and permitted assigns.

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6.5           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

6.6           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7           Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers, addressed as follows:

Douglas S. Hackett

[address]

James S. Byrd, Jr.

[address]

If to the Buyer, addressed as follows:

Engage International Technology Co., Inc.

15C, China Merchants Tower

No. 1166 Wanghai Road, Nansha District

Shenzhen, Guangdong, China

Hong Kong Attn: Hua Zhang

with a copy to:

Hunter Taubman LLP

130 W 42nd Street, Suite 1050

New York, NY 10036

Attn: Louis E. Taubman, Esq.

Email: LTaubman@huntertaubmanlaw.com

If to the Company, addressed as follows:

Engage Mobility, Inc.

140 Walnut St.

Kansas City, MO 64106

Attn: Douglas S. Hackett, CEO

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, overnight mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

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6.8           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Florida..

6.9           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties to this Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

6.10          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

6.11          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

6.12          Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.7 above. Nothing in this Section 6.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

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6.13          Post Closing Condition. The Parties hereby agree, at the Buyer’s request, to sign a translated English-Chinese version of this Agreement within 10 business days of the Closing Date with the understanding that this Agreement signed on this April 9, 2015 is the formal agreement by and among the Parties and should the Chinese version of certain terms in the later signed agreement conflict with their Chinese counterpart, the English version shall prevail. Such documentation shall be prepared by the Buyer at the Buyer’s expense.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

ENGAGE INTERNATIONAL TECHNOLOGY CO., LTD.

By:
Name: Hua Zhang
Title: Chief Executive Officer

THE COMPANY:

ENGAGE MOBILITY, INC..

By:
Name: Douglas S. Hackett
Title: Chief Executive Officer

SELLERS:

Name: James S. Byrd, Jr.

Name: Douglas S. Hackett

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Schedules

To

Stock Purchase Agreement

Schedule 3.6 Debt, Obligation or Liability

Accounts Payable	$27,286.13
Notes Payable - Barbato	200,548.00
Notes Payable - Yannitto	5,000.00
Notes Payable - Bourque	20,054.80
Notes Payable - Vanteefflelen	15,041.10
Notes Payable - Zopf	20,054.80
Notes Payable - Pereira	15,041.10
Notes Payable - S. Hackett	94,580.73
Notes Payable - Byrd	56,000.00
Total	$453,606.66

Schedule 3.11 Litigation

None.

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